EX-99.B-77D

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

INVESTED PORTFOLIOS

Supplement dated January 2, 2013 to the

InvestEd Portfolios Prospectus

dated April 30, 2012

and as supplemented June 4, 2012 and August 1, 2012

The following is added as a bullet point following the last bullet point of the “Your Account – Ivy Funds InvestEd 529 Plan – Sales Charge Waivers for Certain Investors” section on page 39 of the InvestEd Portfolios Prospectus:

■	Sales representatives and employees, and their immediate family members (spouse, children, parents, children’s spouses and spouse’s parents), associated with Legend Group Holdings LLC and its subsidiaries.

INVESTED PORTFOLIOS

Supplement dated January 2, 2013 to the

InvestEd Portfolios Statement of Additional Information

dated April 30, 2012

and as supplemented June 4, 2012

The following is added as a new paragraph after the third paragraph of the section entitled “Purchase, Redemption and Pricing of Shares – Net Asset Value Purchases of Shares” on page 61:

Shares of a Portfolio may be purchased at NAV for Ivy InvestEd Plan accounts owned by sales representatives and employees, and their immediate family members (spouse, children, parents, children’s spouses and spouse’s parents), associated with Legend Group Holdings LLC and its subsidiaries.

INVESTED PORTFOLIOS

Supplement dated January 7, 2013 to the

InvestEd Portfolios Prospectus

dated April 30, 2012

and as supplemented June 4, 2012, August 1, 2012 and January 2, 2013

The following is added as a bullet point following the second bullet point of the “Your Account – Ivy Funds InvestEd 529 Plan – Sales Charge Waivers for Certain Transactions – Shares may be purchased at NAY through:” section on page 39 of the InvestEd Portfolios Prospectus:

■	Direct rollover initiated from an account in a qualified state tuition program, where (i) such account is under a plan associated with a qualified state tuition program established in accordance with Section 529 of the Code and (ii) you certify to Waddell &: Reed (on your Rollover Request form) that a front-end sales charge was previously paid with respect to the contribution(s) to which the rollover relates. Additional contributions made to your Ivy InvestEd Plan account will be assessed the applicable sales charge. If rolling over assets from an in-state to an out-of-state 529 Plan, you should be aware that some states require the recapture of prior state tax benefits and/or the rollover may be otherwise taxable by the state from whose 529 Plan you are exiting You should also consider possible withdrawal charges by the 529 Plan which you are exiting and differences in ongoing fees. You should consult a qualified tax advisor for individualized advice before initiating the rollover.

1